EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Amergent Hospitality Group Inc.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 pertaining to the 2021 Amergent Hospitality Group, Inc. Equity Incentive Plan of our report dated April 15, 2021, relating to the financial statements of Amergent Hospitality Group, Inc. as of and for the years ended December 31, 2021 and 2020 which appear in Amergent Hospitality Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on April 15, 2022.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
May 5, 2022